Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of the Registrant’s subsidiaries as of December 31, 2006, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Company Name	Jurisdiction of Incorporation
QIAGEN BV	The Netherlands

QIAGEN Deutschland Holding GmbH	Germany

QIAGEN GmbH	Germany

QIAGEN Finance (Deutschland) GmbH	Germany

QIAGEN Hamburg GmbH	Germany

QIAGEN, Inc. (Canada)	Canada

QIAGEN, Inc. (USA)	California

QIAGEN Instruments AG	Switzerland

QIAGEN KK	Japan

QIAGEN Ltd.	UK

QIAGEN North American Holding Inc.	California

QIAGEN NV	Netherlands

QIAGEN Pty. Ltd.	Australia

QIAGEN S.A.	France

QIAGEN Sciences, Inc.	Maryland

QIAGEN Shared Services, Inc.	Maryland

QIAGEN SpA	Italy

QIAGEN Vertriebsges. mbH	Austria

Genaco Biomedical Products, Inc.	USA

Gentra Systems, Inc.	USA

Nextal Biotechnology Inc.	Canada

Shenzhen PG Biotech Co. Ltd.	China